Exhibit 10.46.1

AMENDMENT TO

HORIZON LINES, INC.

EMPLOYEE STOCK PURCHASE PLAN

(THE “PLAN”)

1.	Section 21(a) of the Plan is amended to add at the end of such section the following:

“Unless sooner terminated, the Plan shall terminate on July 1, 2016. No options may be granted under the Plan after the Plan is terminated.”

2.	Except as set forth in this amendment, all provisions of the Plan are reaffirmed and will remain in full force and effect.

3.	This amendment is effective as of July 27, 2006.